UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Silver Star Properties REIT, Inc.
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On June 5, 2025, Silver Star Properties REIT, Inc. (“Silver Star” or the “Company”) distributed a letter to shareholders regarding executive compensation. A copy of the letter is provided below.

Executive Compensation: The Truth and Nothing but the Truth
June 5, 2025
Dear Shareholders,
Transparency is essential, especially in moments of crucial strategic decisions. Unfortunately, Al Hartman continues to propagate misinformation about executive compensation and the stewardship of Gerald Haddock at Silver Star. It's imperative that you hear directly from James Still, Chair of the Compensation Committee, in clips from his testimony under oath about the truth behind executive compensation and why Gerald Haddock is precisely the leader Silver Star needs.
James Still Leads Compensation with Integrity
James Still, head of the Compensation Committee, structured Gerald Haddock's employment agreement after thorough market research and guidance from outside industry experts. This rigorous evaluation confirmed that Mr. Haddock’s compensation was already at or below market standards—far from the inflated narrative spread by Al Hartman.
Click on the video below to see an excerpt from Jim Still's deposition regarding Mr. Haddock's compensation.
https://youtu.be/5vL6rUyQcKw?si=9M83tkYNOdOIurnB
Transcript:
Q: Is it accurate that there was recently,
as on May 22, 2024, there was an employment
agreement entered into between Silver Star and
Mr. Haddock?
A: Yes, sir.
Q: And it provides for certain salary rights and for certain rights that are non-forfeitable in the event there's a change in control?
A: Yes, sir. Mr. Haddock asked that we ensure that there was a market-based, there's a market basis for this compensation plan. I did research and confirmed that it was, in fact, not only at market but maybe possibly slightly below market in terms of the structure of the agreement. But as head of the compensation committee, that is a role that I played and a role that I played in this specific situation.

Al Hartman’s Deception Exposed Al Hartman previously claimed with pride that he accepted no salary, linking his compensation solely to performance dividends. However, during a critical Compensation Committee meeting, Mr. Hartman admitted—much to Mr. Still’s astonishment—that he was indeed drawing compensation equivalent to dividends, despite the company’s precarious financial condition. Such conduct was explicitly "improper" and directly contradicted the Board's intentions and best practices. This deception underscores Hartman’s consistent disregard for transparency and good governance, unnecessarily driving the company into costly litigation.
Click on the video below to see an excerpt from Jim Still's deposition regarding Al Hartman taking funds from the company without board approval.
https://youtu.be/AKHZSCvhsd4?si=J9Z2nqyQXG5-CoS0
Transcript:
I was head of the Compensation Committee. Mr. Hartman had, with, you know, great pride, taking the position that he did not take a salary from the company because he wanted his compensation directly tied to the performance that was provided to shareholders in the form of dividends.  This was an effort that I was undertaking as head of the Finance, excuse me, the Compensation Committee, alongside Horst Schulze, who was an advisory board member at the time, excuse me, he was a board member at the time, and (0:36) quite a lot of experience in this area.
And at one of our meetings, as we were discussing this issue, I looked at Mr. Hartman and said, Al, I just want to make sure that as we discuss all this and ready to go forward, that you are not receiving any forms of compensation from the company at this time. And Mr. Hartman paused and then said, Well, I am taking funds from the company equivalent to what I would have received if we had, if I had been receiving dividends. We had stopped the dividend because of, frankly, the very precarious nature of financial condition of the company.
And I looked at Mr. Hartman with astonishment. Mr. Schulze made a few statements that were of even more astonishment that this had occurred, because this was not consistent with best practices. It was not consistent with the direction the board wanted.
Improper would probably be the most gentle word that I could use for him doing that. And then, perhaps the best way to describe the straw that broke the camel's back was Mr. Hartman doing something as deceptive as taking money from the company without indicating to the board of directors that this was occurring.

Gerald Haddock: Integrity, Sacrifice, and Exceptional Leadership Gerald Haddock did not just talk about commitment; he demonstrated it through action. Without prompting, he voluntarily reduced his salary by 80% to preserve the jobs of Silver Star employees—a stark contrast to Hartman’s misleading accusations. According to James Still, finding a leader of Gerald Haddock’s caliber and experience through traditional recruitment would have been impossible—indeed, the probability was zero.
Gerald Haddock is not only the right choice—he is an exceptional value, providing critical expertise and stability at a below-market cost. His proven ability to lead and reposition companies is indispensable as Silver Star moves forward.
Click on the video below to see an excerpt from Jim Still's deposition regarding Mr. Haddock's leadership.
https://youtu.be/Qbzm4sm1Jms
Transcript:
I will comment that in the creation of this package, and I'll probably ask Gerald to shut his ears, but we are, you know, we are very fortunate, Mr. Tompkins and I, and more importantly the shareholders, are extremely fortunate to have someone of Mr. Haddock's experience and caliber working full-time on this investment. And given the size of companies that he has run before and the breadth of his experience, the reality that Mr. Haddock has opted really in his own goodwill, not just goodwill, but for compensation as well, to run this company is of enormous, enormous benefit to our shareholders. And this is a market-based agreement.
Certain aspects of it, I believe, are actually a little bit below market base, but if we had gone to the market on a third-party search firm basis, we would never have been able to find someone of Mr. Haddock's caliber to run this company. Would not have happened. Zero probability.

Focus on Facts, Reject the Noise Shareholders have already overwhelmingly supported Silver Star's independent leadership. A majority of shareholders selected the current directors and excluded Hartman in 2024. The shareholders made a choice and demonstrated trust and recognition of the direction we are heading. Hartman’s disruptive tactics and frivolous lawsuits waste valuable resources that could better serve our collective interests in strengthening the company and achieving strategic goals.

Silver Star’s future under Gerald Haddock's leadership is bright, strategic, and firmly focused on shareholder value. Reject misinformation, trust facts, and move forward with a leader who consistently demonstrates integrity and dedication.
You have received instructions to vote by email and mail. Vote for the self-storage pivot and Company Directors, Haddock, Still and Tompkins.
Investor Relations
investorrelations@silverstarreit.com
www.silverstarreit.com
877-734-8876

ADDITIONAL INFORMATION AND WHERE TO FIND IT
The Company has filed with the SEC a definitive proxy statement on Schedule 14A on May 29, 2025, containing relevant documents with respect to its solicitation of proxies for the Company’s 2025 Annual Meeting. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by the Company free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company are also available free of charge by accessing the Company website at www.silverstarreit.com.
Participants in the Solicitation
Silver Star and its directors and executive officers may be deemed to be participants in the solicitation of proxies with respect to the 2025 Annual Meeting. Information regarding Silver Star’s directors and executive officers is contained in the definitive proxy statement. As of May 29, 2025, the Silver Star Executive Committee, current directors, other than Allen Hartman, and executive officers beneficially owned approximately 1,172,436 shares, or 1.74%, of Silver Star common stock. Allen Hartman beneficially owned approximately 5,006,412 shares, or 7.43%, of Silver Star common stock. Additional information regarding the interests of such participants is included in the definitive proxy statement and is available free of charge at the SEC’s website at www.sec.gov.

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Forward-Looking Statements: This message contains a number of forward-looking statements. Because such statements include a number of risks, uncertainties, and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements, and investors should not place undue reliance on any such statements. Forward-looking statements can often be identified by words such as “continues,” “can,” expect,” “intend,” “will,” “anticipate,” “estimate,” “may,” “plan,” “believe” and similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding the Company’s search for a new auditor and its hope that a new auditor can be engaged in the near future and that its annual report on Form 10-K can be completed and publicly filed; the continuation of the examination of the current operations of Southern Star; the Company’s intent to consider various alternatives, including the possible sale of Southern Star, the sale of specific assets within individual DSTs and dissolution of the respective trusts, and/or the outsourcing of various aspects of Southern Star’s operations; the Company’s plan to update investors with respect to the status of Southern Star as appropriate; the Company’s expectations and beliefs regarding the Hartman litigation; the timing and ultimate resolution of the various litigation, fight for corporate control and other matters involving Hartman; the continued execution of the Company’s strategy of pivoting into the self-storage space; the Company’s continual evaluation of its legacy assets in order to maximize shareholder value; the Company’s policy to not dispose of any asset for less than its maximum determinable value and to maximize earnings and value; the implications to the Company of the assignment of an OTC trading symbol for its common stock; whether the Company may be subject to certain FINRA rules; any actions the Company may need to take to comply with any FINRA rules; the Company’s continual evaluation of various options to provide greater shareholder liquidity, including its intention to seek listing of its common stock on a securities exchange or admission to over-the-counter trading, a public offering, a listing of the common stock on an exchange or admission to OTC trading without a public offering, and merger and/or acquisition opportunities; the Company’s belief that further legal action could ensue to unwind the issuance of common shares under the Rights Plan if Hartman prevails in his efforts to set aside or invalidate the Rights Plan or to cause the dilutive issuance of additional common shares to Hartman, as well as any further action Hartman may take to prevent other Company shareholders from receiving benefits under the Rights Plan. None of the foregoing are guarantees or assurances of future outcomes or results and all are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this material. Forward-looking statements in this press release speak only as of the date on which such statements were made, and the Company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.